Exhibit 99.1

Hawaiian Holdings, Inc.

Investor Update

Issue Date: June 27, 2012

Hawaiian Holdings, Inc. (the “Company”), parent of Hawaiian Airlines, Inc. (“Hawaiian”) issued the following Investor Update.

Second Quarter Outlook:

The Company has revised its expectations provided in the First Quarter Earnings Release Conference Call on April 24, 2012 (“Earnings Call”).

Specifically, the Company now expects a higher rate of growth in passenger and operating revenue per available seat mile (ASM), an increase in passenger load factor and an increase in cost per ASM excluding fuel and lease termination costs. The table below summarizes the Company’s revised expectations for the quarter ending June 30, 2012, expressed as an expected change compared to the results for the quarter ended June 30, 2011 (the results for which are presented for reference).

	Second
	Quarter
Item	2011	Prior Guidance	Revised Guidance
Passenger Revenue per ASM (cents)	11.85	Up 2% to up 5%	Up 4% to up 6%
Operating Revenue per ASM (cents)	13.23	Up 1% to up 4%	Up 3% to up 5%
Passenger Load Factor	83.9%	Down 2.5% to down 0.5%	Down 1% to up 1%
Cost per ASM Excluding Fuel and Lease Termination Costs (cents)	8.70	Down 1% to up 1%	Up 0.5% to up 2.5%

The Company continues to expect a 15.5% to 17.5% increase in ASMs in the quarter ending June 30, 2012.

The improvements in the Company’s passenger and operating revenue per ASM and passenger load factor are attributable to demand strength throughout the Company’s network, with expected improvement relative to previous guidance for its International routes.

The increase in the Company’s cost per ASM excluding fuel and non-recurring lease termination costs is primarily attributable to an increase in maintenance, materials and repairs expense due to previously unanticipated engine overhaul costs.

Second Quarter Fuel Expense

For the quarter ending June 30, 2012, the Company expects its average GAAP fuel cost per gallon to be between $3.11 and $3.16.  GAAP fuel costs reflect the Company’s operating expenses for jet fuel purchases, including taxes and delivery, but excluding the impact of the Company’s fuel hedging program.  The Company’s fuel supply contract pricing typically lags changes in spot pricing, therefore recent declines in the price of jet fuel are not fully reflected in expected second quarter average cost per gallon.  The Company continues to expect its fuel consumption to increase by 16% to 18% year-over-year in the quarter as a result of increases in capacity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the quarter ending June 30, 2012, the Company expects its economic fuel cost per gallon to be 2 to 5 cents higher than its GAAP fuel cost per gallon.

The Company’s fuel derivative contracts were not designated as hedges under ASC Topic 815, Derivatives and Hedging, for hedge accounting treatment.  As a result, any changes in fair value of these derivative instruments are adjusted through other nonoperating income/expense in the period of change.  As a result of changes in fuel prices between March 31, 2012 and May 31, 2012, the Company recorded nonoperating expense of $14 million related to its fuel derivative contracts during the first two months of the quarter ending June 30, 2012.  The ultimate recognition of nonoperating income or expenses relating to the Company’s fuel derivative contracts for the quarter ending June 30, 2012 will be affected by changes in the price of fuel through the remainder of the period.

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding passenger revenue per available seat mile, operating revenue per available seat mile, passenger load factor, cost per available seat mile excluding fuel and lease termination charges, available seat miles (capacity), fuel consumption, average GAAP fuel cost per gallon and economic fuel cost per gallon.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending June 30, 2012 to be materially different from any expected results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, economic volatility; the price and availability of aircraft fuel; competition in the North America; Neighbor Island and International markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities Exchange Commission.